ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-253385

Dated September 9, 2021

HSBC USA Inc. Trigger Autocallable Contingent Yield Notes

$          Notes Linked to the Least Performing of the iShares® Russell 2000 ETF and iShares® MSCI Emerging Markets ETF due on or about September 15, 2026

Investment Description

These Trigger Autocallable Contingent Yield Notes (the “Notes”) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) with returns linked to the Least Performing of the iShares® Russell 2000 ETF and iShares® MSCI Emerging Markets ETF (each, an “Underlying” and together, the “Underlyings”). The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations. HSBC will pay a quarterly Contingent Coupon if the Official Closing Price of each Underlying on the applicable Coupon Observation Date (including the Final Valuation Date) is equal to or greater than its Coupon Barrier. Otherwise, no coupon will be paid for the quarter. HSBC will automatically call the Notes if the Official Closing Price of each Underlying on any quarterly Call Observation Date, commencing on March 10, 2022, is equal to or greater than its Initial Price. If the Notes are called, HSBC will pay you the Principal Amount of your Notes plus the Contingent Coupon for the applicable quarter, and no further amounts will be owed to you under the Notes. The Underlying with the lowest Underlying Return is the “Least Performing Underlying.” If the Notes are not called prior to maturity and the Final Price of the Least Performing Underlying is equal to or greater than its Downside Threshold, HSBC will pay you a cash payment at maturity equal to the Principal Amount of your Notes plus the final Contingent Coupon. If the Final Price of the Least Performing Underlying is less than its Downside Threshold, HSBC will pay you less than the full Principal Amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the Least Performing Underlying over the term of the Notes, and you may lose up to 100% of your Principal Amount.

Investing in the Notes involves significant risks. HSBC may not pay any Contingent Coupons on the Notes. You may lose some or all of your Principal Amount. You will be exposed to the market risk of each Underlying on each Coupon Observation Date and any decline in the price of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the price of the other Underlying. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑ Contingent Coupon: HSBC will pay a quarterly Contingent Coupon payment if the Official Closing Price of each Underlying on the applicable Coupon Observation Date is equal to or greater than its Coupon Barrier. Otherwise, no coupon will be paid for the quarter.

❑ Automatically Callable: HSBC will automatically call the Notes and pay you the Principal Amount of your Notes plus the Contingent Coupon otherwise due for that applicable quarter if the Official Closing Price of each Underlying on any quarterly Call Observation Date, commencing on March 10, 2022, is equal to or greater than its Initial Price. If the Notes are not called, investors will potentially lose a portion of their Principal Amount at maturity.

❑ Contingent Repayment of Principal Amount at Maturity: If the Notes have not been previously called and the Official Closing Price of the Least Performing Underlying is not less than its Downside Threshold on the Final Valuation Date, HSBC will pay you the Principal Amount per Note at maturity plus the final Contingent Coupon. If the Official Closing Price of the Least Performing Underlying on the Final Valuation Date is less than its Downside Threshold, HSBC will pay a cash amount that is less than the Principal Amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the Official Closing Price of the Least Performing Underlying from the Trade Date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates[1]
Trade Date	September 10, 2021
Settlement Date	September 15, 2021
Coupon Observation Dates[2]	Quarterly, commencing on December 10, 2021
Call Observation Dates[2]	Quarterly, commencing on March 10, 2022
Final Valuation Date[2]	September 10, 2026
Maturity Date[2]	September 15, 2026

[1] Expected [2] See page 4 for additional details

The Notes are significantly riskier than conventional debt INSTRUMENTS. the terms of the Notes may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES. the Notes CAN have downside MARKET risk SIMILAR TO the Least Performing Underlying, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF the Principal Amount at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc. You should not PURCHASE the Notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 AND THE MORE DETAILED “RISK FACTORS” BEGINNING ON PAGE S-1 OF THE ACCOMPANYING ETF UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offering
The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The final terms of the Notes will be determined on the Trade Date.

Underlyings (Least Performing of)	Contingent Coupon Rate	Initial Prices	Downside Thresholds	Coupon Barriers	CUSIP	ISIN
The iShares® Russell 2000 ETF (“IWM”)	8.20% to 8.80% per annum	•	70% of its Initial Price	70% of its Initial Price	40439K219	US40439K2197
The iShares® MSCI Emerging Markets ETF (“EEM”)		•	70% of its Initial Price	70% of its Initial Price

See “Additional Information about HSBC USA Inc. and the Notes” on page 2. The Notes offered will have the terms specified in the accompanying prospectus dated February 23, 2021, the accompanying prospectus supplement dated February 23, 2021, the accompanying ETF underlying supplement dated February 23, 2021 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or ETF underlying supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Notes will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Notes from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page hereof for a description of the distribution arrangement.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $8.90 and $9.90 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 5 and “Key Risks” beginning on page 7 of this document for additional information.

	Price to Public		Underwriting Discount(1)		Proceeds to Us
Notes Linked to:	Total	Per Note	Total	Per Note	Total	Per Note
The Least Performing of the iShares® Russell 2000 ETF and the iShares® MSCI Emerging Markets ETF	•	$10.00	•	$0.00	•	$10.00

(1)See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page hereof. Neither HSBC USA Inc. nor any of its affiliates will pay an underwriting discount.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information About HSBC USA Inc. and the Notes

This document relates to the offering of Notes identified on the cover page. As a purchaser of a Note, you will acquire an investment instrument linked to the least performing of the Underlyings. Although the offering relates to the Underlyings, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to any Underlying, or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 23, 2021, the prospectus supplement dated February 23, 2021 and the ETF underlying supplement dated February 23, 2021. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying ETF underlying supplement, prospectus supplement or prospectus, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” beginning on page S-1 of the prospectus supplement and beginning on page S-1 of the accompanying ETF underlying supplement, as the Notes involve risks not associated with conventional debt securities. HSBC urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

HSBC USA Inc. has filed a registration statement (including a prospectus, a prospectus supplement and the ETF underlying supplement) with the SEC for the offerings to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and ETF underlying supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and these offerings. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity index underlying supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC’s website at www.sec.gov as follows:

♦	ETF Underlying Supplement dated February 23, 2021:
https://www.sec.gov/Archives/edgar/data/83246/000110465921026629/tm217170d6_424b2.htm

♦	Prospectus supplement dated February 23, 2021:
https://www.sec.gov/Archives/edgar/data/83246/000110465921026609/tm217170d2_424b2.htm

♦	Prospectus dated February 23, 2021:
https://www.sec.gov/Archives/edgar/data/83246/000110465921026585/tm217170d7_424b3.htm

As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc. References to the “ETF underlying supplement” mean the ETF underlying supplement dated February 23, 2021, references to the “prospectus supplement” mean the prospectus supplement dated February 23, 2021 and references to “accompanying prospectus” mean the prospectus, dated February 23, 2021.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You believe the Official Closing Price of each Underlying will be equal to or greater than its Coupon Barrier on most or all of the Coupon Observation Dates and equal to or greater than its Downside Threshold on the Final Valuation Date.

♦	You are willing to make an investment where you could lose some or all of your initial investment and are willing to make an investment that may have the same downside market risk as the Least Performing Underlying.

♦	You are willing to accept the individual market risk of each Underlying and understand that any decline in the price of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the price of any other Underlying.

♦	You understand and accept that you will not participate in any appreciation in the price of any Underlying, and your potential return is limited to the Contingent Coupon payments.

♦	You are willing to invest in the Notes if the Contingent Coupon Rate was set equal to the bottom of the range indicated on the cover hereof (the actual Contingent Coupon Rate will be set on the Trade Date).

♦	You are willing to hold Notes that may be automatically called on any Call Observation Date on which the Official Closing Price of each Underlying is equal to or greater than its Initial Price, or you are otherwise willing to hold the Notes to maturity and do not seek an investment for which there is an active secondary market.

♦	You understand and accept the risks associated with each Underlying.

♦	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

♦	You are willing to forgo dividends paid on the Underlyings or on the stocks included in the Underlyings and do not seek guaranteed current income from your investment.

♦	You are willing to assume the credit risk associated with HSBC, as Issuer of the Notes, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You believe that the price of at least one Underlying will decline during the term of the Notes and is likely to close below its Coupon Barrier on most or all of the Coupon Observation Dates and below its Downside Threshold on the Final Valuation Date.

♦	You are not willing to make an investment in which you could lose some or all of your initial investment and you are not willing to make an investment that may have the same downside market risk as the Least Performing Underlying.

♦	You are not willing to accept the individual market risk of each Underlying or are not willing to accept the risk that any decline in the price of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the price of any other Underlying.

♦	You seek an investment that participates in the appreciation in the price of any Underlying or that has unlimited return potential.

♦	You are unwilling to invest in the Notes if the Contingent Coupon Rate was set equal to the bottom of the range indicated on the cover hereof (the actual Contingent Coupon Rate will be set on the Trade Date).

♦	You are unable or unwilling to hold securities that will be automatically called on any Call Observation Date on which the Official Closing Price of each Underlying is equal to or greater than its Initial Price, or you are otherwise unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦	You do not understand or accept the risks associated with any Underlying.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦	You prefer to receive the dividends paid on the Underlyings or on the stocks included in the Underlyings and seek guaranteed current income from your investment.

♦	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes, for any payments on the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. For more information about the Underlyings, see “Information About the Underlyings” herein and the accompanying ETF Underlying Supplement, as applicable. You should also review carefully the "Key Risks" herein and the more detailed “Risk Factors” beginning on page S-1 of the ETF underlying supplement and beginning on page S-1 of the accompanying prospectus supplement.

Indicative Terms

Issuer	HSBC USA Inc. (“HSBC”)
Principal Amount	$10 per Note (subject to a minimum investment of $1,000).
Term	Approximately 5 years, unless earlier called.
Trade Date[1]	September 10, 2021
Settlement Date[1]	September 15, 2021
Final Valuation Date[1]	September 10, 2026
Maturity Date[1]	September 15, 2026
Underlyings	The iShares® Russell 2000 ETF (Ticker: “IWM”) and the iShares® MSCI Emerging Markets ETF (Ticker: “EEM”)
Automatic Call Feature

The Notes will be automatically called if the Official Closing Price of each Underlying on any quarterly Call Observation Date, commencing on March 10, 2022, is equal to or greater than its Initial Price. Each Coupon Observation Date on and after March 10, 2022 will also be a Call Observation Date.

If the Notes are called, HSBC will pay you on the applicable Coupon Payment Date (which will also be the “Call Settlement Date”) a cash payment per Note equal to your Principal Amount plus the Contingent Coupon otherwise due on that date. No further amounts will be owed to you under the Notes.

Coupon Payment Dates	Two business days following the applicable Coupon Observation Date, except that as to the final Coupon Observation Date, the Coupon Payment Date will be the Maturity Date. The expected Coupon Observation Dates and Coupon Payment Dates are set forth in the table below.
Contingent Coupon Rate	8.20% to 8.80% per annum (to be determined on the Trade Date).

Contingent Coupon

If the Official Closing Price of each Underlying is equal to or greater than its Coupon Barrier on any Coupon Observation Date, HSBC will pay you the Contingent Coupon applicable to that Coupon Observation Date.

If the Official Closing Price of any Underlying is less than its Coupon Barrier on any Coupon Observation Date, the Contingent Coupon applicable to that Coupon Observation Date will not accrue or be payable and HSBC will not make any payment to you on the relevant Coupon Payment Date.

The Contingent Coupon will be between $0.205 and $0.220 per quarter per Note (to be determined on the Trade Date). The following table sets forth the expected Coupon Observation Dates and Coupon Payment Dates.

Expected Coupon Observation Dates[1]	Expected Coupon Payment Dates[2]	Expected Coupon Observation Dates[1]	Expected Coupon Payment Dates[2]
December 10, 2021	December 14, 2021	June 10, 2024	June 12, 2024
March 10, 2022	March 14, 2022	September 10, 2024	September 12, 2024
June 10, 2022	June 14, 2022	December 10, 2024	December 12, 2024
September 12, 2022	September 14, 2022	March 10, 2025	March 12, 2025
December 12, 2022	December 14, 2022	June 10, 2025	June 12, 2025
March 10, 2023	March 14, 2023	September 10, 2025	September 12, 2025
June 12, 2023	June 14, 2023	December 10, 2025	December 12, 2025
September 11, 2023	September 13, 2023	March 10, 2026	March 12, 2026
December 11, 2023	December 13, 2023	June 10, 2026	June 12, 2026
March 11, 2024	March 13, 2024	September 10, 2026	September 15, 2026

Contingent Coupon payments on the Notes are not guaranteed. HSBC will not pay you the Contingent Coupon for any Coupon Observation Date on which the Official Closing Price of any Underlying is less than its Coupon Barrier.

Payment at Maturity (per $10 Note)

If the Notes are not called, you will receive a payment on the Maturity Date calculated as follows:

If the Final Price of the Least Performing Underlying is equal to or greater than its Downside Threshold, HSBC will pay you a cash payment on the Maturity Date equal to $10 per $10 Principal Amount of Notes, plus the final Contingent Coupon.[3]

If the Final Price of the Least Performing Underlying is less than its Downside Threshold, HSBC will pay you a cash payment on the Maturity Date that is less than the Principal Amount, equal to:

$10 × (1 + Underlying Return of the Least Performing Underlying).

1 Expected. In the event HSBC makes any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Notes remains the same and the Coupon Observation Dates and Call Observation Dates may be adjusted in a similar manner. Each Coupon Observation Date, Call Observation Date, Coupon Payment Date, the Final Valuation Date and Maturity Date are subject to postponement in the event of a Market Disruption Event or non-trading day, as described under “Additional Terms of the Notes—Valuation Dates” and “—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF underlying supplement. Each Coupon Observation Date on and after March 10, 2022 will also be a Call Observation Date.

2 Contingent Coupons will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Coupon Payment Date, provided that the Contingent Coupon payable upon Automatic Call or at maturity, as applicable, will be payable to the person to whom the principal amount upon Automatic Call or the Payment at Maturity, is payable. These Coupon Payment Dates are also Call Settlement Dates if the Notes are called on the related Call Observation Date.

3 Contingent repayment of principal is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

In this case, you will have a loss of principal that is proportionate to the decline in the Final Price of the Least Performing Underlying from its Initial Price and you will lose some or all of your Principal Amount.

Least Performing Underlying	The Underlying with the lowest Underlying Return.
Underlying Return	For each Underlying, calculated as follows: Final Price - Initial Price
Initial Price
Downside Threshold	For each Underlying, 70% of its Initial Price.
Coupon Barrier	For each Underlying, 70% of its Initial Price.
Initial Price	For each Underlying, its Official Closing Price on the Trade Date.
Final Price	For each Underlying, its Official Closing Price on the Final Valuation Date.
Calculation Agent	HSBC USA Inc. or one of its affiliates.
Estimated Initial Value	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Key Risks — The Estimated Initial Value of the Notes, Which Will Be Determined by Us on the Trade Date, is Expected to Be Less than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any.”

Investment Timeline

The Initial Price of each Underlying is observed and the final terms of the Notes are determined.

If the Official Closing Price of each Underlying is equal to or greater than its Coupon Barrier on any Coupon Observation Date, HSBC will pay you a Contingent Coupon on the applicable Coupon Payment Date.

The Notes will automatically be called if the Official Closing Price of each Underlying on any Call Observation Date, commencing on March 10, 2022, is equal to or greater than its Initial Price.

If the Notes are called, HSBC will pay you a cash payment per Note equal to $10.00 plus the Contingent Coupon otherwise due on that date.

The Final Price and Underlying Return of each Underlying are determined on the Final Valuation Date.

If the Notes have not been called and the Final Price of the Least Performing Underlying is equal to or greater than its Downside Threshold, HSBC will repay the Principal Amount equal to $10.00 per Note, plus the final Contingent Coupon.

If the Notes have not been called and the Final Price of the Least Performing Underlying is below its Downside Threshold, HSBC will pay you a cash payment at maturity that will be less than the Principal Amount, if anything, resulting in a loss of principal proportionate to the decline of the Least Performing Underlying, equal to a return of:

$10 × (1 + Underlying Return of the Least Performing Underlying) per Note

Investing in the Notes involves significant risks. You may lose some or all of your Principal Amount. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

You will be exposed to the market risk of each Underlying on each Coupon Observation Date and any decline in the price of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the price of the other Underlying. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here. However, HSBC urges you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying ETF underlying supplement and the accompanying prospectus supplement. HSBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Risks Relating to the Structure or Features of the Securities

♦	Risk of Loss at Maturity — The Notes differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Notes. If the Notes are not called, HSBC will only pay you the Principal Amount of your Notes in cash if the Final Price of the Least Performing Underlying is greater than or equal to its Downside Threshold, and will only make that payment at maturity. If the Notes are not called and the Final Price of the Least Performing Underlying is less than its Downside Threshold, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Price of the Least Performing Underlying from its Initial Price. You may lose some or all of your Principal Amount at maturity.

♦	The Contingent Repayment of Principal Applies at Maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of each Underlying at that time is above its Downside Threshold.

♦	You May Not Receive any Contingent Coupons — HSBC will not necessarily make periodic coupon payments on the Notes. If the Official Closing Price of any Underlying on a Coupon Observation Date is less than its Coupon Barrier, HSBC will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If the Official Closing Price of any Underlying is less than its Coupon Barrier on each of the Coupon Observation Dates, HSBC will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

♦	Reinvestment Risk — If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs. The Notes may be called as early as 6 months after issuance.

♦	Higher Contingent Coupons or Lower Downside Thresholds Are Generally Associated with an Underlying with Greater Expected Volatility and Therefore Can Indicate a Greater Risk of Loss —"Volatility" refers to the frequency and magnitude of changes in the price of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Underlying could close below its Coupon Barrier on a Coupon Observation Date, resulting in no Contingent Coupons payable on the Notes, or below its Downside Threshold on the Final Valuation Date, resulting in the loss of some or all of your investment. This greater expected risk will generally be reflected in a higher Contingent Coupon than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Downside Threshold or a higher Contingent Coupon) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon may indicate an increased risk of loss. Further, a relatively lower Downside Threshold may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of the Notes. The price of an Underlying for your Notes could fall sharply, which could result in a significant loss of principal, and the non-payment of one or more Contingent Coupons. You should be willing to accept the downside market risk of the Least Performing Underlying and the potential to lose some or all of your principal at maturity.

♦	Because the Notes Are Linked to the Performance of More Than One Underlying, There Is a Greater Risk of Contingent Coupons Not Being Paid and of You Sustaining a Significant Loss on Your Investment — The risk that you will not receive any Contingent Coupons and lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar Notes that are linked to the performance of only one Underlying. With two Underlyings, it is more likely that the Official Closing Price of any Underlying will be less than its Coupon Barrier on a Coupon Observation Date or less than its Downside Threshold on the Final Valuation Date. Therefore it is more likely that you will not receive any Contingent Coupons and that you will suffer a significant loss on your investment at maturity.

In addition, movements in the prices of the Underlyings may be correlated or uncorrelated at different times during the term of the Notes, and such correlation (or lack thereof) could have an adverse effect on your return on the Notes. The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the ratios of the returns of those Underlyings were similar to each other over a given period of time. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their daily returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the daily returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their daily returns has been constant).

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on a Coupon Observation Date or the Final Valuation Date, respectively. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. This results in a greater potential for a Contingent Coupon not to be paid during the term of the Notes and for a loss of principal at maturity. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Coupon Barrier or

Downside Threshold on a Coupon Observation Date or the Final Valuation Date, as both of those Underlyings may decrease in value together.

HSBC determines the Contingent Coupon Rate for the Notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Contingent Coupon Rate than would be payable on notes that have a higher degree of correlation.

♦	Your Return Will Be Based on the Individual Return of Each Underlying — Unlike notes linked to a basket of underlyings, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the prices of the Underlyings to the same degree for each Underlying. The amount payable on the Notes, if any, depends on the performance of the Least Performing Underlying regardless of the performance of the other Underlying. You will bear the risk that either of the Underlyings will perform poorly.

♦	Limited Return on the Notes — The return potential of the Notes is limited to the Contingent Coupon Rate regardless of any appreciation of any Underlying. In addition, your total return on the Notes will vary based on the number of Coupon Observation Dates for which the Contingent Coupons are payable and may be less than the Contingent Coupon Rate, or even zero. Further, the return potential of the Notes is limited by the automatic call feature in that you will not receive any further payments after the Notes are called. Your Notes could be called as early as January 7, 2022, and your return could be minimal. If the Notes are not called, you may be exposed to the decline in the price of the Least Performing Underlying even though you cannot participate in any potential appreciation in the price of any Underlying. In addition, if the Notes have not been previously called and if the price of any Underlying is less than its Initial Price, as the Maturity Date approaches and the remaining number of Coupon Observation Dates decreases, the Notes are less likely to be automatically called, as there will be a shorter period of time remaining for the price of an Underlying to increase to its Initial Price. As a result, the return on an investment in the Notes could be less than the return on a direct investment in securities represented by the Underlyings.

♦	The Amount Payable on the Notes Is Not Linked to the Prices of the Underlyings at Any Time Other Than on the Coupon Observation Dates, Including the Final Valuation Date — The return on the Notes will be based on the Official Closing Price of each Underlying on the Coupon Observation Dates, subject to postponement for non-trading days and certain Market Disruption Events. Even if the price of an Underlying appreciates prior to the applicable Call Observation Date or Coupon Observation Date but then drops on that day to a price that is less than the Initial Price or Coupon Barrier, the Notes will not be called, the Contingent Coupon may not be payable, and the return on the Notes will be less, and may be significantly less, than it would have been had the Notes been linked to the price of that Underlying prior to such decrease. Although the actual price of an Underlying on the Maturity Date or at other times during the term of the Notes may be higher than its Official Closing Price on any Coupon Observation Date, the return on the Notes will be based solely on the Official Closing Price of each Underlying on the applicable Coupon Observation Dates, including the Final Valuation Date.

♦	No Assurance that the Return Strategy of the Notes Will Be Successful — While the Notes are structured to provide Contingent Coupons as long as the Official Closing Price of each Underlying on the relevant Coupon Observation Date does not decline below its Coupon Barrier, we cannot assure you of the economic environment during the term of the Notes, or at maturity. As a result, you may not receive a Contingent Coupon on any Coupon Payment Date, and you may lose some or all of your initial investment in the Notes.

Risk Relating to the Underlyings

♦	An Underlying and Its Underlying Index Are Different – The performance of an Underlying may not exactly replicate the performance of its underlying index, because the Underlying will reflect transaction costs and fees that are not included in the calculation of its underlying index. It is also possible that an Underlying may not fully replicate or may in certain circumstances diverge significantly from the performance of its underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Underlying or due to other circumstances. An Underlying may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to its underlying index and in managing cash flows.

♦	The Underlyings Are Subject to Management Risk – The Underlyings are not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Underlyings, utilizing a “passive” or indexing investment approach, attempt to approximate the investment performance of the Underlyings’ applicable underlying index by investing in a portfolio of securities that generally replicate its applicable underlying index. Therefore, unless a specific security is removed from its underlying index, the Underlyings generally would not sell a security because the security’s issuer was in financial trouble. In addition, the Underlyings are subject to the risk that the investment strategy of the Underlyings’ investment advisor may not produce the intended results.

♦	The Performance and Market Value of an Underlying During Periods of Market Volatility May Not Correlate with the Performance of its Underlying Index as well as the Net Asset Value per Share of that Underlying – During periods of market volatility, securities underlying an Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of that Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of an Underlying. As a result, under these circumstances, the market value of shares of an Underlying may vary substantially from the net asset value per share of that Underlying. For all of the foregoing reasons, the performance of an Underlying may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce your payment at maturity.

♦	Changes Affecting an Underlying — The policies of an Underlying’s sponsor concerning additions, deletions and substitutions of the stocks included in that Underlying and the manner in which the sponsor takes account of certain changes affecting those stocks may adversely affect the price of that Underlying. The policies of a sponsor with respect to the calculation of the relevant Underlying could also adversely affect the price of that Underlying. A sponsor may discontinue or suspend calculation or dissemination of the relevant Underlying. Any such actions could have an adverse effect on the value of the Notes.

♦	Small-Capitalization Companies Risk — The IWM tracks companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the market price of the IWM may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the IWM to track them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and fewer competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦	The Notes Are Subject to Emerging Markets Risk – An investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

♦	Risks Associated with Non-U.S. Companies – The price of the EEM depends upon the stocks of non-U.S. companies, and thus involves risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country's government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the securities. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of any Underlying and, as a result, the value of the Notes.

♦	The Prices of the EEM are Subject to Currency Exchange Risk – Because the price of the EEM are related to the U.S. dollar value of stocks underlying the relevant indices, holders of the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the relevant indices, the price of the EEM will be adversely affected and the payment at maturity on the Notes may be reduced.

Of particular importance to potential currency exchange risk are:

–	existing and expected rates of inflation;

–	existing and expected interest rate levels;

–	the balance of payments; and

–	the extent of governmental surpluses or deficits in the countries represented in the relevant indices and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the relevant indices and the United States and other countries important to international trade and finance.

General Risk Factors

♦	The Notes Are Subject to the Credit Risk of the Issuer — The Notes are senior unsecured debt obligations of HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any Contingent Coupon payment or any repayment of principal at maturity or upon an automatic call, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and could lose your entire investment.

♦	The Estimated Initial Value of the Notes, Which Will Be Determined by Us on the Trade Date, is Expected to Be Less than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any — The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

♦	The Price of Your Notes in the Secondary Market, if Any, Immediately After the Trade Date is Expected to Be Less than the Price to Public — The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. These costs will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the prices of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

♦	If One of Our Affiliates Were to Repurchase Your Notes Immediately After the Settlement Date, the Price You Receive May Be Higher than the Estimated Initial Value of the Notes — Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 9 months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

♦	Lack of Liquidity — The Notes will not be listed on any securities exchange or quotation system. One of HSBC’s affiliates intends to offer to purchase the Notes in the secondary market, but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which one of HSBC’s affiliates is willing to buy the Notes, and therefore you may have to sell your Notes at a significant discount.

♦	Owning the Notes Is Not the Same as Owning the Stocks Included in an Underlying — The return on your Notes may not reflect the return you would realize if you actually owned the stocks included in an Underlying. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in any Underlying would have. Furthermore, an Underlying and the stocks included in an Underlying may appreciate substantially during the term of your Notes, and you will not participate in such appreciation.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS Financial Services Inc. or Their Respective Affiliates — HSBC, UBS Financial Services Inc., and their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the price of an Underlying, and therefore, the market value of the Notes.

♦	Potential HSBC and UBS Financial Services Inc. Impact on an Underlying — Trading or transactions by HSBC, UBS Financial Services Inc., or any of their respective affiliates in an Underlying or in futures, options, exchange-traded funds or other derivative products on an Underlying, may adversely affect the price of that Underlying, and, therefore, the market value of your Notes.

♦	Potential Conflicts of Interest — HSBC, UBS Financial Services Inc., or any of their respective affiliates may engage in business with the issuers of the stocks included in an Underlying, which may present a conflict between the obligations of HSBC or UBS Financial Services Inc., and you, as a holder of the Notes. HSBC, as the Calculation Agent, will determine on each applicable Coupon Observation Date whether the Contingent Coupon is to be paid, and whether the Notes are to be called, based on the Official Closing Price of each Underlying. The Calculation Agent can postpone the determination of the Official Closing Price on a Coupon Observation Date and the corresponding Coupon Payment Date or Call Settlement Date, as applicable, if a Market Disruption Event exists on that Coupon Observation Date. Furthermore, the Calculation Agent can postpone the determination of the Final Price and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Economic and Market Factors Affecting the Terms and Market Price Prior to Maturity or Call — Because structured notes, including the Notes, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity or call. These factors include the prices of the Underlyings; the volatility of the Underlyings; the dividend rate paid on stocks included in the Underlyings; the time remaining to the maturity of the Notes; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of HSBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦	The Notes Are Not Insured or Guaranteed by any Governmental Agency of the United States or any Other Jurisdiction —The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive any amount owed to you under the Notes and could lose your entire investment.

♦	Uncertain Tax Treatment — There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one reasonable approach, the Notes should be treated as contingent income-bearing pre-paid executory contracts with respect to the Underlyings. HSBC intends to treat the Notes consistent with this approach and pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for the U.S. federal income tax considerations applicable to securities that are treated as contingent income-bearing pre-paid executory contracts.

In addition, the Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Notes to any such investor. If, however, a Note is transferred to a non-U.S. holder (as defined in the accompanying prospectus supplement) in the secondary market, because the tax treatment of the Contingent Coupons is unclear, such non-U.S. holder may be subject to 30% withholding tax applicable to any Contingent Coupon, subject to reduction or elimination by applicable treaty, unless income from such Contingent Coupon is effectively connected with your conduct of a trade or business within the United States. HSBC will not pay any additional amounts in respect of such withholding.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “What Are the Tax Consequences of the Notes?” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Hypothetical Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of any Underlying relative to its Initial Price. The hypothetical terms used below are not the actual terms that will apply to the Notes. The actual terms will be set on the Trade Date and will be indicated on the cover of the applicable pricing supplement. We cannot predict the Final Price or the Official Closing Price of any Underlying on any Coupon Observation Date or Call Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of any Underlying. The numbers appearing in the examples below may have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity or upon earlier automatic call per $10.00 Note on a hypothetical offering of the Notes, based on the following assumptions:

Investment term:	5 years (unless earlier called)
Initial Prices:	$100.00 for each Underlying
Contingent Coupon Rate:	8.20% per annum (or 2.05% per quarter)
Contingent Coupon:	$0.205 per quarter
Coupon Observation Dates:	Quarterly
Call Observation Dates:	Quarterly, commencing on March 10, 2022
Coupon Barriers:	$70.00 for each Underlying (70% of its Initial Price)
Downside Thresholds:	$70.00 for each Underlying (70% of its Initial Price)

Example 1 — Notes are Called on the First Call Observation Date, Which Corresponds to the Second Coupon Observation Date

Date	Official Closing Price	Payment (per Note)
First Coupon Observation Date	IWM: $105.00 (above Coupon Barrier and Initial Price) EEM: $115.00 (above Coupon Barrier and Initial Price)	$0.205 (Contingent Coupon) – Notes are not automatically called
Second Coupon Observation Date and First Call Observation Date	IWM: $110.00 (above Coupon Barrier and Initial Price) EEM: $120.00 (above Coupon Barrier and Initial Price)	$10.205 (Settlement Amount)
Total Payment: $10.41 (4.10% return)

Since the Notes are called on the second Coupon Observation Date (which is the first Call Observation Date), HSBC will pay you on the Call Settlement Date a total of $10.205 per Note, reflecting your Principal Amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $0.205 received in respect of the first Coupon Observation Date, HSBC will have paid you a total of $10.41 per Note, for a 4.10% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — Notes are NOT Called and the Final Price of Each Underlying Is at or Above Its Coupon Barrier and Downside Threshold

Date	Official Closing Price	Payment (per Note)
First Coupon Observation Date	IWM: $105.00 (above Coupon Barrier and Initial Price) EEM: $115.00 (above Coupon Barrier and Initial Price)	$0.205 (Contingent Coupon) – Notes are not automatically called
Second Coupon Observation Date (and first Call Observation Date)	IWM: $90.00 (at or above Coupon Barrier; below Initial Price) EEM: $120.00 (above Coupon Barrier and Initial Price)	$0.205 (Contingent Coupon) – Notes are not automatically called
Third through Nineteenth Coupon Observation Dates	Various (the Official Closing Price of at least one Underlying below Coupon Barrier; below Initial Price)	$0.00
Final Valuation Date	IWM: $95.00 (at or above Coupon Barrier and Downside Threshold; below Initial Price) EEM: $155.00 (above Coupon Barrier, Downside Threshold and Initial Price)	$10.205 (Payment at Maturity)
Total Payment: $10.615 (6.15% return)

At maturity, HSBC will pay you a total of $10.205 per Note, reflecting your Principal Amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payments of $0.205 received in respect of each of the first and second Coupon Observation Dates, HSBC will have paid you a total of $10.615 per Note, for a 6.15% total return on the Notes.

Example 3 — Notes are NOT Called and the Final Price of the Least Performing Underlying Is Below Its Coupon Barrier and Downside Threshold

Date	Official Closing Price	Payment (per Note)
First Coupon Observation Date	IWM: $105.00 (above Coupon Barrier and Initial Price) EEM: $115.00 (above Coupon Barrier and Initial Price)	$0.205 (Contingent Coupon) – Notes are not automatically called
Second Coupon Observation Date (and first Call Observation Date)	IWM: $90.00 (at or above Coupon Barrier; below Initial Price) EEM: $120.00 (above Coupon Barrier and Initial Price)	$0.205 (Contingent Coupon) – Notes are not automatically called
Third through Nineteenth Coupon Observation Dates	Various (the Official Closing Price of at least one Underlying below Coupon Barrier; below Initial Price)	$0.00
Final Valuation Date	IWM: $40.00 (below Coupon Barrier, Downside Threshold and Initial Price) EEM: $155.00 (above Coupon Barrier, Downside Threshold and Initial Price)	$10.00 × (1 + Underlying Return) =$10.00 × (1 + -60%) =$10.00 - $6.00 =$4.00 (Payment at Maturity)
Total Payment $4.41 (-55.90% return)

Since the Notes are not called and the Final Price of the Least Performing Underlying is below its Downside Threshold, HSBC will pay you at maturity $4.00 per Note. In addition, the final Contingent Coupon will not be payable because the Final Price of the Least Performing Underlying is also below its Coupon Barrier. When added to the Contingent Coupon payments of $0.205 received in respect of each of the first and second Coupon Observation Dates, HSBC will have paid you $4.41 per Note, for a loss on the Notes of 55.90%.

Information About the Underlyings

The iShares® Russell 2000 ETF

Description of the IWM

The IWM seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the small capitalization sector of the U.S. equity market as measured by the Russell 2000® Index (the “RTY”). The shares of the IWM are listed and trade on the NYSE Arca, Inc. under the ticker symbol “IWM.”

For more information about IWM, see “The iShares® Russell 2000 ETF” beginning on page S-44 of the accompanying ETF Underlying Supplement.

Historical Performance of the IWM

The following graph sets forth the historical performance of the IWM based on the daily historical Official Closing Prices from September 7, 2011 through September 7, 2021 as reported on Bloomberg. The solid line represents a hypothetical Downside Threshold of 70% of the Official Closing Price of the IWM on September 7, 2021. The actual Downside Threshold of the IWM will be determined on the Trade Date and will be based on its Initial Price. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

Past performance of this Underlying is not indicative of its future performance.

The iShares® MSCI Emerging Markets ETF

Description of the EEM

The iShares® MSCI Emerging Markets ETF (the “EEM”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The shares of the EEM are listed and trade on the NYSE Arca under the ticker symbol “EEM.”

The MSCI Emerging Markets Index is intended to measure the performance of equity markets in the global emerging markets. As of December 31, 2019, the MSCI Emerging Markets Index consists of the following component country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates.

For more information about EEM, see “The iShares® MSCI Emerging Markets ETF” beginning on page S-26 of the accompanying ETF Underlying Supplement.

Historical Performance of the EEM

The following graph sets forth the historical performance of the EEM based on the daily historical Official Closing Prices from September 7, 2011 through September 7, 2021 as reported on the Bloomberg Professional® service (“Bloomberg”). The solid line represents a hypothetical Downside Threshold of 70% of the Official Closing Price of the EEM on September 7, 2021. The actual Downside Threshold of the EEM will be determined on the Trade Date and will be based on its Initial Price. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

Past performance of this Underlying is not indicative of its future performance.

Correlation of the Underlyings

The following graph sets forth the historical performances of the iShares® Russell 2000 ETF and iShares® MSCI Emerging Markets ETF from September 7, 2011 through September 7, 2021, based on the daily Official Closing Prices of the Underlyings. For comparison purposes, each Underlying has been normalized to have a closing price of 100.00 on September 7, 2011 by dividing the Official Closing Price of that Underlying on each day by the Official Closing Price of that Underlying on September 7, 2011 and multiplying by 100.00.

We obtained the Official Closing Prices used to determine the normalized closing prices set forth below from Bloomberg, without independent verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance, and no assurance can be given as to the Official Closing Prices of the Underlyings during the term of the Notes, including on any Coupon Observation Date or Call Observation Date, or on the Final Valuation Date. We cannot give you assurance that the performances of the Underlyings will result in the return of any of the Principal Amount.

Historical Performance of the iShares® Russell 2000 ETF and iShares® MSCI Emerging Markets ETF

PAST PERFORMANCE OF THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE RESULTS.

The closer the relationship of the daily returns of the Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each of the Underlyings relative to the other Underlying over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying has historically been to another. For additional information, see the information set forth above under “Key Risks –Because the Notes Are Linked to the Performance of More Than One Underlying, There Is a Greater Risk of Contingent Coupons Not Being Paid and of You Sustaining a Significant Loss on Your Investment.”

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on a Coupon Observation Date or the Final Valuation Date, respectively. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. This results in a greater potential for a Contingent Coupon not to be paid during the term of the Notes and for a loss of principal at maturity. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Coupon Barrier or Downside Threshold on a Coupon Observation Date or the Final Valuation Date, as both of those Underlyings may decrease in value together.

The terms of the Notes will be based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Contingent Coupon Rate than would be payable on notes that have a higher degree of correlation.

What Are the Tax Consequences of the Notes?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, the Notes should be treated as contingent income-bearing pre-paid executory contracts with respect to the Underlyings. HSBC intends to treat the Notes consistent with this approach, and pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat the Notes in accordance with this approach. Pursuant to this approach, HSBC intends to treat any gain or loss upon maturity or an earlier sale, exchange or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, HSBC intends to treat any Contingent Coupon paid by HSBC, including on the Maturity Date or upon automatic call, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated Executory Contracts” in the accompanying prospectus supplement for the U.S. federal income tax considerations applicable to securities that are treated as contingent income-bearing pre-paid executory contracts.

The Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Notes to any such investor. If, however, a Note is transferred to a non-U.S. holder in the secondary market, because the tax treatment of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty), unless the income from such Contingent Coupon is effectively connected with your conduct of a trade or business within the United States. We will not pay any additional amounts in respect of such withholding. In order to claim an exemption from or a reduction in the 30% withholding tax, a non-U.S. holder of the Notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from, withholding under an applicable tax treaty. If you are a non-U.S. holder, you should consult your tax advisors regarding the tax treatment of the Notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ materially and adversely from the treatment described above. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

In Notice 2008-2, the IRS and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

We will not attempt to ascertain whether the Underlyings or any of the entities whose stock is included in the Underlyings would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the Underlyings or entities whose stock is included in the Underlyings were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Underlyings or entities whose stock is included in the Underlyings and consult your tax advisor regarding the possible consequences to you if one or more of the Underlyings or the entities whose stock is included in the Underlyings is or becomes a PFIC or USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlyings or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described herein, except that the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for the purposes of determining the Final Price and if a Contingent Coupon is payable. If a Market Disruption Event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Underlying Return will be made on such date, irrespective of the existence of a Market Disruption Event with respect to any other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC Securities (USA) Inc. will agree to sell to the Agent, and the Agent will agree to purchase, all of the Notes at the price to public indicated on the cover hereof. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. Neither HSBC nor any of its affiliates will pay an underwriting discount

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Notes in the secondary market, but is not required to do so and may cease making such offers at any time. HSBC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties, which may include UBS Financial Services Inc., in connection with the sale of the Notes and UBS Financial Services Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement related to this free writing prospectus in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-83 in the accompanying prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Settlement Date set forth on the cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Settlement Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.